Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Fourth Quarter and Fiscal 2007 Results and Dividend Declaration

(Bassett, Va.) – January 29, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal year and quarter ended November 24, 2007.

Sales for the fourth quarter of 2007 were $76.0 million down 1% from the $76.5 million for the fourth quarter of 2006. Sales for the year ended November 24, 2007 were $295.4 million as compared to $328.2 million for 2006 representing a 10% decrease. The 2007 reported sales have been positively impacted by reported revenue of $4.2 million and $5.2 million for the quarter and year, respectively, due to a change in the Company’s invoicing practices with respect to freight for the delivery of wholesale furniture to our retail stores. During July, the Company began invoicing these customers on a fully landed basis such that the dealer invoice price includes the freight charge for delivery. Excluding the effects of the invoicing change, sales decreased 6% for the quarter and 12% for the year. This shortfall is primarily due to continued soft furniture retail conditions, which have impacted both retail sales and wholesale shipments. Gross margins for the fourth quarter of 2007 and for 2007 were 38.8% and 34.0%, respectively, compared to 32.0% and 32.8% for the comparable periods of 2006. Excluding the effects of the above-mentioned invoicing change, gross margins would have been 35.2% and 32.8% for the fourth quarter of 2007 and for 2007, respectively. This increase over 2006 is due primarily to a shift in wood product mix from domestic to imported and improved retail margins. Selling, general and administrative expenses increased $3.6 million and $3.7 million for the fourth quarter of 2007 and for the year 2007, respectively, primarily due to the additional expense associated with more company-owned stores, spending to support the Company’s key retail initiatives and recorded reserves primarily for bad debts and also for a crib recall. The Company reported a net loss of $(4.0) million, or $(0.34) per share, as compared to net income of $0.4 million, or $0.03 per share, in the fourth quarter of 2006. The Company reported a net loss of $(9.9) million, or $(0.84) per share, as compared to net income of $5.4 million, or $0.46 per share, in 2006. The 2007 results were negatively impacted by certain restructuring and non-recurring items netting ($7.3) million or $(0.62) per share for the year and $(2.8) million or $(0.23) per share for the quarter which are detailed and reconciled below. The 2006 results also included certain non-recurring items which are also detailed below.

“Overall conditions for our industry and our Company have been difficult all year and continue to be difficult today”, said Robert H. Spilman Jr., Bassett’s president and chief executive officer. “Our major challenge in 2007 has been to continue to dedicate operating and capital resources to staff our retail organization, to invest in our marketing strategies, and to design and construct our new prototype store while suffering through the worst industry wide sales slump in memory. Although we are certainly not pleased with our results this past year, we have addressed many key issues including the closing of our last major casegoods facility, the closing of several underperforming stores, major reductions in costs associated with our sales expense in the field, and the downsizing of our wholesale showroom. 2008 will feature continued cost reduction efforts balanced with the necessary support for the retail initiatives that are the foundation of the Company’s future plans.

“We have been pleased with the performance of our two new prototype stores that were opened in Atlanta and Charlotte during the fourth quarter. These stores better communicate our interior design and custom furniture capabilities and the consumer has responded favorably. Organized around four targeted lifestyles, the store successfully portrays a more stylish residential feel and works in concert with our new consumer catalog that was mailed to more than nine million consumers in 2007.

“Utilizing the basic tenants of our new prototype as a guideline, we are in the midst of a visual standardization program that will ultimately permeate our entire fleet of stores. Implementation will occur in stages during 2008 and will logically display not only our styling point of view but also our points of differentiation in the marketplace.”

The Bassett Furniture retail store program had 130 stores in operation at the end of the fourth quarter. During 2008, the Company plans to remodel several corporate locations at varying levels of magnitude to incorporate the new store design. Three new licensee-owned stores were opened in December of 2007, and the Company has also developed a plan to leverage the new design in a major portion of its licensee network.

Restructurings and Other Non-Recurring Items

During 2007 and 2006, the Company recorded several restructuring and other non-recurring items. In the first quarter of 2007, the Company announced it would close its wood manufacturing facility in Bassett, Va. As a result, the Company recorded $3.6 million of asset impairment charges and $1.0 million of restructuring charges largely related to severance. The Company has begun to experience gross margin improvement as it has effectively sourced certain of the products previously produced at the plant from overseas vendors.

The Company also took a number of other actions to reduce its overall expense structure. These included making a decision to exit four closed store locations and reducing the size of its wholesale showroom by more than half. The Company recorded pretax non-cash charges of $2.3 million related to lease exit costs ($0.4 million recorded in the fourth quarter of 2007) and $1.0 million for an asset impairment charge related to the downsizing of its wholesale showroom. The Company has negotiated subleases on two of the closed store locations and is actively marketing the other locations.

During the fourth quarter of 2007, the Company recorded a pretax charge of $2.2 million related to a settlement and debt restructuring with the minority interest partners of LRG Furniture, LLC. As part of the settlement, the Company purchased the remaining 20% interest in LRG and restructured certain debt obligations to be paid out over the next six years. In connection with the purchase, the Company recorded a tax charge of $2.4 million associated with the write-off of deferred taxes due to the termination of the LRG partnership.

In cooperation with the Consumer Product Safety Commission, the Company announced in November 2007 the voluntary recall of certain Wendy Bellissimo Collection convertible cribs sold exclusively at Babies “R” Us. During the fourth quarter, the Company recorded a $0.8 million charge largely for product to be returned, crib repair kits, customer refunds and other costs associated with the recall. The Company plans to be back on the floor with cribs at Babies “R” Us early in the second quarter of 2008.

Fourth quarter pre-tax earnings for 2007 and 2006 were positively impacted by $2.1 million and $1.5 million, respectively, of income related to subsidies received in connection with the Continued Dumping and Subsidy Offset Act (CDSOA) for wooden bedroom furniture imported from China.

During the fourth quarter of 2006, the Company also recorded a $1.4 million charge associated with the impairment of previously recorded goodwill. Exclusive of these restructuring and other non-recurring gains and charges, net income (loss) for the fiscal year and quarter ended November 24, 2007 was $(2.6) million or $(0.22) per share and $(1.2) million or $(0.11) per share, respectively, as compared to $5.3 million or $0.45 per share and $0.2 million or $0.02 per share for the fiscal year and quarter ended November 25, 2006, respectively. Please refer to the attached schedule which reconciles net income (loss) as reported to net income (loss) as adjusted.

Wholesale Segment

Net sales for the wholesale segment were $63.5 million for the fourth quarter of 2007, 4% below the $65.9 million level attained in the fourth quarter of 2006. This shortfall is partially offset by $4.2 million of reported revenue due to a change in the company’s invoicing practices as described above. Net sales for the year ended November 24, 2007 were $247.7 million as compared to $284.8 million for the year ended November 25, 2006. Excluding the effects of the invoicing change described above, sales decreased $42.3 million or 15% year over year. Approximately 49% of wholesale shipments during 2007 were imported products compared to 44% for 2006. The Company expects sales of imported products to increase to approximately 60% for 2008. Gross margins for the wholesale segment were 27.2% for the fourth quarter of 2007. Excluding the effects of the invoicing change described above, gross margins would have been 23.6% as compared to 24.2% for 2006. Gross margins were 24.3% for the year ended November 24, 2007. Excluding the effects of the invoicing change described above, gross margins would have been 22.7% as compared to 23.8% for 2006. Margins have been negatively impacted by the wind-down costs and inventory markdowns associated with the closure of the Bassett plant and lower volumes in the Company’s two domestic production facilities. The Company expects improved wholesale operating results in 2008 from a full year of improved product mix, the absence of any Bassett plant closing costs and efforts to reduce variable spending in the remaining facilities and corporate support areas. With the continued difficult furniture retail environment, the Company will continue to assess and adjust its wholesale cost structure to match associated demand.

Retail Segment

Bassett’s 32 corporate stores made progress despite difficult conditions at retail with sales of $23.9 million in the fourth quarter of 2007 as compared to $21.5 million in the fourth quarter of 2006. Sales year over year increased $3.1 million from $84.4 million for 2006 as compared to $87.5 million for 2007. These sales increases have primarily resulted from the additional Company owned stores acquired in 2007 and increases in comparable store sales (sales for stores open for longer than one year). Comparable store sales for Company-owned stores increased 6% and 2% for the fourth quarter and year as compared to 2006, respectively. Gross margins for the quarter and the year increased 4.1 and 1.7 percentage points, respectively, due to improved pricing and promotional strategies, coupled with less clearance sales activity as compared to 2006. The Company believes that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to the further improvement in retail operating results.

Other Income

Other income for the fourth quarter of 2007 was $1.5 million as compared to $0.9 million for 2006. Other income for the year ended November 24, 2007 was $5.9 million as compared to $6.9 million for the year ended November 25, 2006. The Company’s Alternative Asset Fund did record positive earnings for the quarter, however, they were well below the historical levels of 2006 and the first nine months of 2007. Other income for 2006 was negatively impacted by losses recorded on the Company’s former equity investment in BFD Northeast, LLC (“BFDNE”). On February 28, 2007, the Company entered into an agreement with BFDNE whereby the Company contributed its 30% interest in BFDNE to BFDNE in exchange for certain assets of BFDNE’s two stores in Boston, Massachusetts.

Balance Sheet and Cash Flow

Accounts receivable have increased during 2007, due to the slower pace of collections from certain store licensees related in part to the overall retail environment. The Company continually assesses its levels of bad debt reserves and increased those reserves by $1.7 million during the fourth quarter of 2007. Although the Company believes it has adequate reserves for bad debts, it will continue to work with its dealers to help limit bad debt exposure. Some of these actions expected to be taken in 2008 could result in an additional six to eight licensed store closings over the next six to nine months.

The Company is committed to maintaining a strong balance sheet in order to weather this difficult environment, allow it to take advantage of opportunities as market conditions improve, and to execute its long-term retail growth strategies. With its $76.9 million investment portfolio and relatively low levels of debt, the Company continues to invest in retail growth and has continued to pay quarterly dividends to shareholders. The Company used $8.5 million of cash in operating activities during 2007 and paid $9.5 million in regular quarterly dividends. These cash uses were primarily funded through sales of investments netting an approximate $6.6 million, $6.1 million of dividends received from an affiliate and a $6.0 million increase in borrowings under its revolving credit facility. The $40 million revolving credit facility was renewed in November and matures November 30, 2009.

IHFC Balance Sheet Restatement

During the fourth quarter of 2007, the Company’s equity investee, The International Home Furnishings Center (“IHFC”), determined that the method of accounting for its health care plan did not conform to the requirements of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions”, and restated its 2006 and 2005 financial statements. As a result of this restatement and in accordance with SFAS No. 154, “Accounting Changes and Error Corrections”, the Company has restated the balance of its equity investment as of the beginning of the year ended November 26, 2005 by increasing the negative balance in the investment by $0.7 million (reflected as “Distributions in excess of affiliate earnings” in the consolidated balance sheet), increasing deferred tax assets by $0.3 million and reducing retained earnings by $0.4 million. Due to the immateriality of the effects on the Company’s statements of operations and cash flows for 2006 and 2005, no changes have been made to the previously reported statements. IHFC’s audited financial statements with further details on the restatement will be included as an exhibit to the Company’s Form 10-K to be filed by February 7, 2008.

Dividend Declaration

Our Board of Directors have declared a regular quarterly dividend of $0.20 per share payable on March 3, 2008, to shareholders of record on February 15, 2008.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 130 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except for per share data)

	Quarter Ended November 24, 2007		Quarter Ended November 25, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$76,035	100.0%	$76,502	100.0%

Cost of sales	46,558	61.2%	52,055	68.0%

Gross profit	29,477	38.8%	24,447	32.0%

Selling, general and administrative	29,222	38.4%	25,604	33.5%
Wholesale delivery expenses	4,212	5.5%	—
Income from Continued Dumping & Subsidy Offset Act	(2,135)	-2.8%	(1,549)	-2.0%
LRG settlement and debt restructuring	2,154	2.8%	—
Lease exit costs	363	0.5%	—
Restructuring and impaired asset charges	—		1,359	1.8%

Income (loss) from operations	(4,339)	-5.7%	(967)	-1.3%

Other income, net	1,470	1.9%	947	1.2%

Income (loss) before income taxes	(2,869)	-3.8%	(20)	0.0%
Income tax (provision) benefit	(1,109)	-1.5%	379	0.5%

Net income (loss)	$(3,978)	-5.2%	$359	0.5%

Basic earnings (loss) per share:	$(0.34)		$0.03

Diluted earnings (loss) per share:	$(0.34)		$0.03

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except for per share data)

	Year Ended November 24, 2007		Year Ended November 25, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$295,384	100.0%	$328,214	100.0%

Cost of sales	195,001	66.0%	225,319	68.7%

Gross profit	100,383	34.0%	102,895	31.3%

Selling, general and administrative	107,207	36.3%	103,551	31.5%
Wholesale delivery expenses	5,232	1.8%	—
Income from CDSOA	(2,135)	-0.7%	(1,549)	-0.5%
LRG settlement and debt restructuring	2,154	0.7%	—
Lease exit costs	2,297	0.8%	—
Restructuring and impaired asset charges	5,544	1.9%	1,359	0.4%

Income (loss) from operations	(19,916)	-6.7%	(466)	-0.1%

Other income, net	5,947	2.0%	6,921	2.1%

Income (loss) before income taxes	(13,969)	-4.7%	6,455	2.0%
Income tax (provision) benefit	4,059	1.4%	(1,026)	-0.3%

Net income (loss)	$(9,910)	-3.4%	$5,429	1.7%

Basic earnings (loss) per share:	$(0.84)		$0.46

Diluted earnings (loss) per share:	$(0.84)		$0.46

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	Unaudited November 24, 2007	Unaudited As restated November 25, 2006
Assets

Current assets
Cash and cash equivalents	$3,538	$6,051
Accounts receivable, net	38,612	38,253
Inventories	50,550	48,880
Deferred income taxes	6,001	6,391
Assets held for sale	—	1,091
Other current assets	12,421	6,812

Total current assets	111,122	107,478

Property and equipment, net	53,225	58,925

Investments	76,924	78,617
Retail real estate	31,207	33,501
Notes receivable, net	14,128	13,391
Deferred income taxes	9,902	5,953
Other	14,195	12,368

	146,356	143,830

Total assets	$310,703	$310,233

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$26,104	$16,927
Customer deposits	8,894	8,310
Other accrued liabilities	21,596	18,323

Total current liabilities	56,594	43,560

Long-term liabilities
Post employment benefit obligations	14,493	15,263
Long-term revolving debt	10,000	4,000
Real estate notes payable	18,850	19,522
Distributions in excess of affiliate earnings	12,244	12,468
Other long-term liabilities	3,670	—

	59,257	51,253

Commitments and Contingencies

Stockholders’ equity

Common stock	59,033	59,018
Retained earnings	131,725	151,089
Additional paid-in-capital	2,180	1,993
Accumulated other comprehensive income	1,914	3,320

Total stockholders’ equity	194,852	215,420

Total liabilities and stockholders’ equity	$310,703	$310,233

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	Year Ended November 24, 2007	Year Ended November 25, 2006
Operating activities:
Net income (loss)	$(9,910)	$5,429
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,052	9,253
Equity in undistributed income of investments and unconsolidated affiliated companies	(8,323)	(9,594)
Provision for restructuring and asset impairment costs	5,544	1,359
Provision for lease exit costs	2,297	—
LRG settlement and debt restructuring	2,154	—
Realized income from investments	(2,937)	(2,121)
Provision for losses on accounts and notes receivable	3,852	3,364
Deferred income taxes	(2,918)	(1,437)
Other, net	624	(353)
Changes in operating assets and liabilities (exclusive of assets acquired in business combinations):
Accounts receivable	(10,919)	(7,417)
Inventories	(315)	2,503
Other current assets	(5,662)	(1,477)
Accounts payable and accrued liabilities	8,962	(5,659)

Net cash used in operating activities	(8,499)	(6,150)

Investing activities:
Purchases of property and equipment	(5,544)	(3,344)
Purchases of retail real estate	(375)	(3,594)
Proceeds from sales of property and equipment	3,176	1,736
Proceeds from sales of investments	16,982	21,618
Purchases of investments	(10,413)	(14,748)
Acquisition of retail licensee stores, net of cash acquired	—	(430)
Dividends from an affiliate	6,091	6,559
Proceeds from sale of certain assets of Weiman division	—	1,300
Net cash received on licensee notes	1,029	411
Other, net	(53)	833

Net cash provided by investing activities	10,893	10,341

Financing activities:
Borrowings under revolving credit facility	6,000	1,000
Repayments of long-term debt	(770)	(910)
Borrowings (repayments) of real estate notes payable	(672)	4,378
Issuance of common stock	461	745
Repurchases of common stock	(476)	(1,013)
Cash dividends	(9,450)	(9,449)

Net cash used in financing activities	(4,907)	(5,249)

Change in cash and cash equivalents	(2,513)	(1,058)
Cash and cash equivalents—beginning of year	6,051	7,109

Cash and cash equivalents—end of year	$3,538	$6,051

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 24, 2007	November 25, 2006	November 24, 2007	November 25, 2006
Net Sales
Wholesale	$63,460	$65,883	$247,676	$284,803
Retail	23,923	21,496	87,537	84,401
Inter-company elimination	(11,348)	(10,877)	(39,829)	(40,990)

Consolidated	$76,035	$76,502	$295,384	$328,214

Operating Income (loss)
Wholesale	$(1,122)	$2,472	$(964)	$12,096
Retail	(2,755)	(3,434)	(10,780)	(12,126)
Inter-company elimination	(80)	(195)	(312)	(626)
Restructuring and impaired asset charges	—	(1,359)	(5,544)	(1,359)
Income from CDSOA	2,135	1,549	2,135	1,549
Lease exit costs	(363)	—	(2,297)	—
LRG settlement and debt restructuring	(2,154)	—	(2,154)	—

Consolidated	$(4,339)	$(967)	$(19,916)	$(466)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	Year Ended November 24, 2007	Per Share	Year Ended November 25, 2006	Per Share
Net income (loss) as reported	$(9,910)	$(0.84)	$5,429	$0.46
Income from CDSOA, net of taxes	(1,281)	(0.11)	(929)	(0.08)
LRG settlement and debt restructuring, net of taxes	1,052	0.09	—	—
Lease exit costs, net of taxes	1,378	0.12	—	—
Restructuring & impaired asset charges, net of taxes	3,326	0.28	815	0.07
Costs associated with crib recall, net of taxes	491	0.04	—	—
Deferred tax write-off associated with LRG partnership liquidation (a)	2,383	0.20	—	—

Net income (loss) as adjusted	$(2,561)	$(0.22)	$5,315	$0.45

	Quarter Ended November 24, 2007	Per Share	Quarter Ended November 25, 2006	Per Share
Net income (loss) as reported	$(3,978)	$(0.34)	$359	$0.03
Income from CDSOA, net of taxes	(1,281)	(0.11)	(929)	(0.08)
LRG settlement and debt restructuring, net of taxes	1,052	0.09	—	—
Lease exit costs, net of taxes	145	0.01	—	—
Restructuring impaired asset charges, net of taxes	—	—	815	0.07
Costs associated with crib recall, net of taxes	491	0.04	—	—
Deferred tax write-off associated with LRG partnership liquidation (a)	2,383	0.20	—	—

Net income (loss) as adjusted	$(1,188)	$(0.11)	$245	$0.02

Adjustments to net income (loss) are net of income taxes at a 40% effective tax rate

(a) Adjustment is directly to tax expense. Amount has not been adjusted for a 40% effective tax rate.

The	Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.